As filed with the Securities and Exchange Commission on December 17, 2001

Registration No. 333-74192

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TIER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

California	94-3145844
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1350 Treat Boulevard, Suite 250
Walnut Creek, California 94596
(925) 937-3950
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

James L. Bildner
President, Chief Executive Officer and Chairman of the Board of Directors
Tier Technologies, Inc.
1350 Treat Boulevard, Suite 250
Walnut Creek, California 94596
(925) 937-3950
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

D. Bradley Peck, Esq. Cooley Godward LLP 4401 Eastgate Mall San Diego, California 92121-9109 Tel: (858) 550-6000 Fax: (858) 550-6420	Steven B. Stokdyk, Esq. Sullivan & Cromwell 1888 Century Park East Los Angeles, California 90067 Tel: (310) 712-6600 Fax: (310) 712-8800

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(3)

Class B common stock, no par value	3,795,000 shares	$20.40	$77,418,000	$18,503

(1)
Includes 495,000 shares the underwriters have the option to purchase to cover over-allotments, if any.
(2)
Determined in accordance with Rule 457(c) under the Securities Act of 1933, as amended, as the average of the high ($21.20) and low ($19.60) price per share of the Registrant's Class B common stock on the Nasdaq National Market on December 17, 2001.
(3)
The Registrant paid $15,664 of the registration fee in connection with its initial filing of this Registration Statement on November 29, 2001.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the registrant in connection with the offering being registered. All amounts are estimates except the SEC registration statement filing fee and the National Association of Securities Dealers, Inc. filing fee. None of the costs and expenses listed below will be paid by the selling shareholders.

Amount to Be Paid

SEC registration statement filing fee	$18,503
Nasdaq National Market listing fee*	17,500
National Association of Securities Dealers, Inc. filing fee	7,054
Legal fees and expenses*	150,000
Accounting fees and expenses*	75,000
Printing fees and expenses*	65,000
Transfer agent fees and expenses*	7,500
Blue sky fees and expenses*	15,000
Miscellaneous*	14,443

Total	$370,000

*
Estimates

Item 15. Indemnification of Directors and Officers.

Article IV of the registrant's amended and restated articles of incorporation provides for the indemnification of the officers and directors of the registrant to the fullest extent permissible under California law. In addition, article IX, section 1 of the registrant's amended and restated bylaws requires that the registrant, in certain circumstances, indemnify and advance expenses to its directors, with respect to certain costs, expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding. Article IX also permits the registrant to indemnify its officers, employees and other agents as set forth in the California General Corporation Law. Pursuant to its articles and bylaws, the registrant has entered into indemnification agreements with each of its officers and directors.

Section 317(b) of the California Corporations Code, or the Corporations Code, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any "proceeding," as defined in Section 317(a) of the Corporations Code, other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person, who in the following capacities is collectively referred to in this Item 14 as an agent, is or was a director, officer, employee or other agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if the agent acted in good faith and in a manner the agent reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

Section 317(c) of the Corporations Code provides that a corporation shall have power to indemnify any agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was an agent, against expenses actually and reasonably incurred by the

II–1

agent in connection with the defense or settlement of such action if the agent acted in good faith and in a manner such agent believed to be in the best interest of the corporation and its shareholders.

Section 317(c) further provides that no indemnification may be made thereunder for any of the following:

•
in respect of any claim, issue or matter as to which the agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such proceeding is or was pending shall determine that such agent is fairly and reasonably entitled to indemnification for expenses;

•
of amounts paid in settling or otherwise disposing of a pending action without court approval; and

•
of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

Section 317(d) of the Corporations Code requires that an agent be indemnified against expenses actually and reasonably incurred to the extent the agent has been successful on the merits in the defense of proceedings referred to in subdivisions (b) or (c) of Section 317.

Except as provided in Section 317(d), and pursuant to Section 317(e), indemnification under Section 317 shall be made by the corporation only if specifically authorized and upon a determination that indemnification is proper in the circumstances because the agent has met the applicable standard of conduct set forth in Section 317(b) or (c), by any of the following:

•
a majority vote of a quorum consisting of directors who are not parties to the proceeding;

•
if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion;

•
approval of the shareholders, provided that any shares owned by the agent may not vote thereon; or

•
the court in which such proceeding is or was pending.

Pursuant to Section 317(f) of the Corporations Code, the corporation may advance expenses incurred in defending any proceeding upon receipt of an undertaking by the agent to repay such amount if it is ultimately determined that the agent is not entitled to be indemnified.

Section 317(h) provides, with certain exceptions, that no indemnification shall be made under Section 317 where it appears that it would be inconsistent with a provision of the registrant's articles or bylaws, a shareholder resolution or an agreement which prohibits or otherwise limits indemnification, or where it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

Section 317(i) authorized a corporation to purchase and maintain insurance on behalf of an agent for liabilities arising by reason of the agent's status, whether or not the corporation would have the power to indemnify the agent against such liability under the provisions of Section 317.

In addition, article IX, section 1 of the bylaws of the registrant authorizes the registrant to purchase and maintain insurance on behalf of any person indemnified by the registrant. The registrant currently maintains a directors and officers liability policy in the amount of $10,000,000.

II–2

Item 16. Exhibits.

Exhibit No.		Description

1.1	*	Form of Underwriting Agreement
3.1		Amended and Restated Articles of Incorporation(1)
3.2		Bylaws(2)
4.1		Form of Class B common stock certificate(3)
5.1	*	Opinion of Cooley Godward LLP
23.1	*	Consent of PricewaterhouseCoopers LLP, Independent Accountants
23.2	*	Consent of Cooley Godward LLP (see Exhibit 5.1)
23.3	*	Consent of Charles W. Berger
23.4	*	Consent of Mary Agnes Wilderotter
24.1	*	Power of Attorney
*
Previously filed.

(1)
Filed as an exhibit to our Form 10-K, filed December 21, 1998, and incorporated herein by reference.

(2)
Filed as an exhibit to our Form S-1/A (File No. 333-37661), filed on November 17, 1997, and incorporated herein by reference.

(3)
Filed as an exhibit to our Form S-1 (File No. 333-37661), filed on October 10, 1997, and incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

II–3

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II–4

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant named below certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walnut Creek, State of California, on this 17th day of December, 2001.

TIER TECHNOLOGIES, INC.
By:	/s/ JAMES L. BILDNER James L. Bildner President, Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Date	Signature	Title

December 17, 2001	/s/ JAMES L. BILDNER James L. Bildner	President, Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)
December 17, 2001	* Laura B. DePole	Chief Financial Officer (principal financial and accounting officer)
December 17, 2001	* Samuel Cabot III	Director
December 17, 2001	* Morgan Guenther	Director
December 17, 2001	* Ronald L. Rossetti	Director
December 17, 2001	* William Van Faasen	Director
December 17, 2001	/s/ JAMES L. BILDNER James L. Bildner *Attorney-in-fact	President, Chief Executive Officer and Chairman of the Board of Directors

II–5

Index to Exhibits

Exhibit No.		Description

1.1	*	Form of Underwriting Agreement
3.1		Amended and Restated Articles of Incorporation(1)
3.2		Bylaws(2)
4.1		Form of Class B common stock certificate(3)
5.1	*	Opinion of Cooley Godward LLP
23.1	*	Consent of PricewaterhouseCoopers LLP, Independent Accountants
23.2	*	Consent of Cooley Godward LLP (see Exhibit 5.1)
23.3	*	Consent of Charles W. Berger
23.4	*	Consent of Mary Agnes Wilderotter
24.1	*	Power of Attorney
*
Previously filed.

(1)
Filed as an exhibit to our Form 10-K, filed December 21, 1998, and incorporated herein by reference.

(2)
Filed as an exhibit to our Form S-1/A (File No. 333-37661), filed on November 17, 1997, and incorporated herein by reference.

(3)
Filed as an exhibit to our Form S-1 (File No. 333-37661), filed on October 10, 1997, and incorporated herein by reference.